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                                                                     EXHIBIT 12A

                  RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                             (THOUSANDS OF DOLLARS)

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                                                                                      NINE                 TWELVE
                                                                                  MONTHS ENDED          MONTHS ENDED
                                                                                 SEPTEMBER 30,         SEPTEMBER 30,
                                                                                -----------------    -----------------
                                                                                      1999                 1999
                                                                                -----------------    -----------------
Fixed Charges as Defined:

(1)      Interest on Long-Term Debt........................................     $        307,965     $        413,519
(2)      Other Interest....................................................               60,794               89,604
(3)      Capitalized Interest..............................................               12,227               14,943
(4)      Distribution on Trust Securities..................................               38,433               45,674
(5)      Interest Component of Rentals Charged to Operating Expense........                8,237               11,309
                                                                                -----------------    -----------------
(6)      Total Fixed Charges...............................................     $        427,656     $        575,049
                                                                                =================    =================

Earnings as Defined:

(7)      Income from Continuing Operations.................................     $      1,554,865     $      1,150,305
(8)      Income Taxes for Continuing Operations............................              872,304              687,654
(9)      Fixed Charges (line 6)............................................              427,656              575,049
(10)     Capitalized Interest..............................................              (12,227)             (14,943)
                                                                                -----------------    -----------------
(11)     Income from Continuing Operations Before Income Taxes and Fixed
         Charges...........................................................     $      2,842,598     $      2,398,065
                                                                                =================    =================

Ratio of Earnings to Fixed Charges (line 11 divided by line 6).............                 6.65                 4.17

Preferred Dividends Requirements:

(12)     Preferred Stock Dividends.........................................     $            292     $            390
(13)     Less Tax Deduction for Preferred Dividends........................                   27                   54
                                                                                -----------------    -----------------
(14)     Total.............................................................     $            265     $            336
                                                                                =================    =================

(15)     Ratio of Pre-Tax Income from Continuing Operations to Net Income
         (line 7 plus line 8 divided by line 7)............................                 1.56                 1.60
                                                                                -----------------    -----------------
(16)     Line 14 times line 15.............................................     $            413     $            538
(17)     Add Back Tax Deduction (line 13)..................................                   27                   54
                                                                                -----------------    -----------------
(18)     Preferred Dividends Factor........................................     $            440     $            592
                                                                                =================    =================

(19)     Total Fixed Charges (line 6)......................................     $        427,656     $        575,049
(20)     Preferred Dividends Factor  (line 18).............................                  440                  592
                                                                                -----------------    -----------------
(21)     Total.............................................................     $        428,096     $        575,641
                                                                                =================    =================

Ratios of Earnings to Fixed Charges and Preferred Dividends (line 11 divided
         by line 21).......................................................                 6.64                 4.17
                                                                                =================    =================
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